EXHIBIT 10.6

WENDY’S/ARBY'S GROUP, INC.

2009 DIRECTORS' DEFERRED COMPENSATION PLAN

EFFECTIVE AS OF

MAY 28, 2009

ARTICLE I. INTRODUCTION

Section 1.01     Purpose.  This Plan is being established by Wendy’s/Arby’s Group, Inc. (the “Company”) to assist the Company in attracting and retaining well-qualified directors who are not officers or employees of the Company (“Directors”) and to align the interests of Directors with those of the shareholders of the Company.  The purpose of this Plan is to establish a program whereby the Directors of the Company may elect to defer certain cash amounts paid and equity grants awarded to Directors as fees in connection with their services to the Board of Directors.  The Plan is authorized pursuant to Sections 18 and 28 of the Company’s 2002 Equity Participation Plan, but is contained in a separate Plan document, set forth herein.

ARTICLE II. DEFINITIONS

As used in this Plan, the following capitalized terms shall have the following meanings:

Section 2.01     “Administrator” shall mean any administrator appointed by the Committee pursuant to Section 3.01 herein or, in the absence of any such appointment, the Committee.

Section 2.02     “Board” shall mean the Board of Directors of the Company.

Section 2.03     “Board Appointment” shall have the meaning ascribed to such term in Section 4.03 herein.

Section 2.04     “Cash Compensation” shall mean the annual retainer and meeting fees paid in cash to a Director for his or her services as a Director.

Section 2.05     “Change of Control” shall have the meaning ascribed to such term in Section 25 of the 2002 Plan.

Section 2.06     “Code” shall mean the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations promulgated thereunder.

Section 2.07     “Committee” shall mean the Committee appointed pursuant to Section 2 of the 2002 Plan.

Section 2.08     “Company” shall mean Wendy’s/Arby’s Group, Inc.

Section 2.09     “Compensation” shall mean a Participant's compensation for services as a Director, which as of the Effective Date, includes Cash Compensation and awards of Restricted Shares.

Section 2.10     “Deferred Compensation” shall mean Compensation deferred pursuant to the provisions of this Plan.

Section 2.11     “Director” shall mean a member of the Board who is not an officer or employee of the Company.

Section 2.12     “Earned” as used herein with respect to a Director’s (a) annual retainer shall refer to the beginning of each calendar quarter on which the individual is serving as a Director, (b) when used with respect to fees for Committee meetings, shall refer to the date on which the meeting was attended by such Director, and (c) when used with respect to an award of

Restricted Shares, shall refer to the date of election or appointment as a Director or of re-election to the Board, which award shall be subject to forfeiture unless Vested as provided for herein.

Section 2.13     “Effective Date” shall mean May 28, 2009.

Section 2.14     “Initial Cash Election Deadline” shall have the meaning ascribed to such term in Section 4.01 herein.

Section 2.15     “Market Price” shall mean the “fair market value” in respect of any shares of the Company’s Common Stock, as defined in Section 7 of the 2002 Plan.

Section 2.16     “New Director Election” shall have the meaning ascribed to such term in Section 4.03 herein.

Section 2.17     “New Directors” shall mean any Director who is first elected or appointed to the Board after the Effective Date of this Plan.

Section 2.18     “Participant” shall mean any Director of the Company who has elected to have all or a part of his or her Compensation deferred pursuant to the Plan.

Section 2.19     “Payment Date” shall mean the date designated by the Participant on the Participant’s election form, which shall be the earliest of the date the Participant has a separation from service from the Company within the meaning Section 409A, the Participant’s death or, if elected by the Participant, a Specified Payment Date.  If the Participant does not elect a Specified Payment Date, his or her Payment Date shall be the earlier of the date the Participant has a separation from service from the Company within the meaning Section 409A or the Participant’s death.  Notwithstanding the foregoing, a Payment Date shall occur upon a Change of Control which qualifies as “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A if earlier than the Payment Date otherwise provided for under the Plan.

Section 2.20     “Plan” shall mean this Wendy’s/Arby’s Group, Inc. 2009 Directors' Deferred Compensation Plan (as it may be amended and restated from time to time).

Section 2.21     “Plan Earnings” shall mean amounts of dividends and distributions to which reference is made in Section 6.01 herein.

Section 2.22     “Restricted Shares” shall mean restricted shares awarded to a Director with respect to his or her services as a Director.

Section 2.23     “Restricted Share Units” shall mean a measure of value equal to one share of the Company's Common Stock, as provided under Section 18 of the 2002 Plan.

Section 2.24     “Restricted Share Units Account” shall mean the Participant's Restricted Share Units Account established pursuant to Section 5.01 herein.

Section 2.25     “Restricted Share Units Subaccount Attributable to Cash Deferrals” shall mean the account established for deferral of a Director’s annual retainer and meeting fees pursuant to Section 5.01 of the Plan.

Section 2.26     “Restricted Share Units Subaccount Attributable to Restricted Share Deferrals” shall mean the account established for deferral of a Director’s awards of Restricted Shares pursuant to Section 5.01 of the Plan.

Section 2.27     “Section 409A” shall mean Section 409A of the Code and the regulations promulgated thereunder.

Section 2.28     “Specified Payment Date” means a date specified by the Director at the time he or she elects to defer the Compensation, which date must be January 1, April 1, July 1, or October 1 of a specified year in the future, but no earlier than January 1 of the calendar year following the year in which the Compensation would have been paid (had it not been deferred.)

Section 2.29     “Subsequent Election Deadline” shall have the meaning ascribed to such term in Section 4.02 herein.

Section 2.30     “2002 Plan” shall mean the Company’s Amended and Restated 2002 Equity Participation Plan and any successor plan, in each case, as amended from time to time.

Section 2.31     “Vested” shall mean any Restricted Share Units which are vested pursuant to Section 7.01 of the Plan.

ARTICLE III. ADMINISTRATION OF THE PLAN

Section 3.01     Administrator. The Committee may designate an Administrator to aid the Committee in its administration of the Plan. Such Administrator shall maintain complete and adequate records pertaining to the Plan, including but not limited to Participants' Restricted Share Units Accounts, and shall serve at the pleasure of the Committee.

Section 3.02    Administration.  The Plan shall be administered by the Administrator, who shall have discretionary authority to interpret and administer the Plan, correct errors in administration and otherwise to implement the Plan, in each case consistent with the Plan’s purposes and intent.  The Administrator shall also have authority to take all actions as are necessary to ensure that any transactions pursuant to this Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934.  All actions of the Administrator with respect to this Plan shall be final and binding on all persons for such Plan purposes.

ARTICLE IV. DEFERRED COMPENSATION

Section 4.01     Initial Elections by Existing Directors.

(a)
Any Director of the Company as of the Effective Date may make an initial election prior to the 2009 Annual Meeting of Shareholders of the Company to participate in the Plan and have all, or such percentage or dollar amount as he or she may specify, of his or her award of Restricted Shares with respect to the 2009 Annual Meeting (and Plan Earnings thereon) deferred into Restricted Share Units and paid to him or her upon his or her Payment Date.  Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator prior to the 2009 Annual Meeting of Shareholders  Such election shall become irrevocable immediately prior to the 2009 Annual Meeting of Shareholders.

(b)
Any Director of the Company as of the Effective Date may make an initial election within 30 days following the Effective Date (the “Initial Cash Election Deadline”), to participate in the Plan and have all, or such percentage or dollar amount as he or she may specify, of (i) his or her annual retainer Earned for each calendar quarter of 2009 which begins after the Initial Cash Election Deadline and (ii) his or her meeting fees Earned in 2009 after the Initial Cash Election Deadline (and Plan Earnings thereon) deferred into Restricted Share Units and paid to him or her upon his or her Payment Date.  Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator on or before the Initial Cash Election Deadline.  Such election shall become irrevocable as of the close of business on the Initial Cash Election Deadline.

(c)	A separate election shall be made with respect to the Cash Compensation, on the one hand, and with respect to Restricted Share awards on the other.

Section 4.02     Subsequent Elections by Participants.

(a)
Subsequent to the Initial Election by a Participant provided for in Section 4.01 or a New Director Election by a Participant provided for in Section 4.03, a Participant may elect by December 31 of each calendar year (the “Subsequent Election Deadline”) to defer all, or such percentage or dollar amount as he or she may specify, of the Cash Compensation to be Earned in the following calendar year and/ or the award of Restricted Shares to be paid to him or her at the Annual Meeting to be held in the following calendar year (and in each case Plan Earnings thereon) into Restricted Share Units and paid to him or her on his or her Payment Date.

(b)	Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the

Administrator on or before the Subsequent Election Deadline.  A separate election shall be made with respect to the Cash Compensation, on the one hand, and with respect to awards of Restricted Shares on the other.  Any such election shall become irrevocable as of the close of business on the date of the Subsequent Election Deadline.

Section 4.03     Elections by New Directors.

(a)
Any New Director may make an initial election (the “New Director Election”), before the effective date of his or her election or appointment to the Board, whichever occurs earlier (“Board Appointment”), but effective as of such Board Appointment, to participate in the Plan and have all, or such percentage or dollar amount as he or she may specify, of (i) the Cash Compensation to be earned by him or her for the calendar year of such Board Appointment, (ii) his or her award of Restricted Shares with respect to such Board Appointment and/ or (iii) his or her award of Restricted Shares to be made at the next Annual Meeting of Shareholders which shall occur in the calendar year in which the Board Appointment takes place, if applicable, (and in each case Plan Earnings thereon) deferred into Restricted Share Units and paid to him or her upon his or her Payment Date.

(b)
Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator before the effective date of such Director’s Board Appointment.  Such election shall become irrevocable immediately prior to the Participant’s Board

Appointment.  A separate election shall be made with respect to the Cash Compensation, on the one hand, and with respect to each award of Restricted Shares on the other.
ARTICLE V. RESTRICTED SHARE UNITS ACCOUNTS

Section 5.01     Establishment Restricted Share Units Accounts. There shall be established for each Participant an account to be designated as such Participant's Restricted Share Units Account.  The Restricted Share Units Account of each Participant shall consist, to the extent applicable to the Participant, of a Restricted Share Units Subaccount Attributable to Cash Deferrals and a Restricted Share Units Subaccount Attributable to Restricted Share Deferrals.

Section 5.02     Allocations to Accounts.

(a)
Any Deferred Compensation Earned by a Participant which is attributable to deferrals of Cash Compensation shall be credited to the Restricted Share Units Subaccount Attributable to Cash Deferrals of such Participant, on the date such amount is otherwise Earned, and any Plan Earnings or other distributions referred to in Article VI shall be credited in accordance with the provisions of Article VI, as applicable.

(b)
Any Deferred Compensation Earned by a Participant which is attributable to deferrals of Restricted Shares shall be credited to the Restricted Share Units Subaccount Attributable to Restricted Share Deferrals of such Participant, on the date such amount is otherwise Earned, and any Plan Earnings or other distributions referred to in Article VI shall be credited in accordance with the provisions of Article VI, as applicable.

(c)
Separate records shall be kept with respect to each Director of the Cash Compensation, on the one hand,  and Restricted Share awards, on the other, deferred under Sections 4.01 (Initial Elections in 2009) and 4.03 (New Director Elections) and of the deferral elections made during each calendar year under Section 4.02, as such deferrals may be payable at different times from one another, and, in the case of awards of Restricted Shares, each year’s award will be subject to a separate vesting schedule under Section 7.01.

Section 5.03     Restricted Share Units Accounts. The number of Restricted Share Units, or fractions thereof, to be credited to a Participant's Restricted Share Units Account in accordance with this Article V (with respect to both Cash Compensation and awards of Restricted Shares) shall be based on the Market Price of the Company’s Common Stock on the date the relevant Compensation is Earned by the Director.  An award of Restricted Stock that produces a fractional number of Restricted Share Units shall be rounded up to the next highest whole number of Restricted Share Units.  Any Cash Compensation that cannot be deferred into a whole number of Restricted Share Units will be rounded down to the next lowest whole number of Restricted Share Units, and the fractional share value paid in cash and not deferred under the Plan.  Any partial deferral election that would produce a fractional number of Restricted Share Units shall be rounded down to next whole number of Restricted Share Units.

ARTICLE VI.  PLAN EARNINGS AND OTHER DISTRIBUTIONS

Section 6.01     Cash and Property Dividend Credits. Additional credits shall be made to a Participant's Restricted Share Units Account throughout the period of such Participant's participation in the Plan, and thereafter until all distributions to which the Participant is entitled under Section 7.02 or Article VIII shall have been made.  Such credits shall be made  in amounts equal to the Plan Earnings, consisting of the cash or fair market value of any dividends or distributions declared and made with respect to the Company's Common Stock payable in cash, securities issued by the Company (other than the Company's Common Stock but including any such securities convertible into the Company's Common Stock) or other property which the Participant would have received from time to time had he or she been the owner on the record dates for the payment of such dividends of the number of shares of the Company's Common Stock equal to the number of Restricted Share Units in his or her Restricted Share Units Account on such dates.  Each such credit shall be effected as of the payment date for such dividend or distribution.  Each dividend or distribution shall be converted into Restricted Share Units based on the Market Price of the Company’s Common Stock on the date of such dividend or distribution.
Section 6.02     Share Dividend Credits. Additional credits shall be made to a Participant's Restricted Share Units Account throughout the period of his or her participation in the Plan, and thereafter until all distributions to which the Participant is entitled under Section 7.02 or Article VIII shall have been made.  Such credits shall equal a number of Restricted Share Units equal to the number of shares (including fractional shares) of the Company's Common Stock to which the Participant would have been entitled from time to time as Common Stock dividends had such Participant been the owner on the record dates for the payments of such stock dividends of the number of shares of the Company's Common Stock equal to the number of Restricted Share Units credited to his or her Restricted Share

Units Account on such dates.  Such additional credits shall be effected on the date on which payment of such stock dividend is made.

ARTICLE VII. VESTING AND DISTRIBUTIONS

Section 7.01     Vesting.  A Participant shall be one hundred percent vested at all times in his or her Restricted Share Units Subaccount Attributable to Cash Deferrals (including Plan Earnings thereon).  A Participant’s Restricted Share Units Subaccount Attributable to Restricted Share Deferrals (including Plan Earnings thereon) shall vest separately with respect to each award of Restricted Shares deferred by the Participant, at the rate of 50% after one year from the date the award is Earned and 50% after two years from the date the award is Earned, conditioned on the Participant’s continued service on the Board, and shall also be fully vested upon the Participant’s death, upon his or her total and permanent disability and upon a Change of Control.
Section 7.02     Distributions from Restricted Share Units Account. When a Participant's Payment Date occurs, the Company shall become obligated to make the distributions prescribed in paragraphs (a), (b) and (c) below. At the time of any distribution, each Restricted Share Unit which is Vested shall be converted into one share of the Company's Common Stock and such share shall be distributed to the Participant.  Any fraction of a Restricted Share Unit to be distributed shall be converted into an amount in cash equal to the Market Price of one share of the Company's Common Stock on the trading day next preceding the date of distribution multiplied by such fraction and such cash shall be distributed to the Participant.  Any Restricted Share Unit which is not vested shall be forfeited as of the date of distribution.

(a)
Except as otherwise provided in this Section 7.02, distribution shall be made in a lump sum within 30 days following a Participant’s Payment Date.  All Plan Earnings accrued to the date of any distribution shall be paid in conjunction with such payment.

(b)
Notwithstanding the foregoing, in the case of a Participant who is a specified employee, within the meaning of Section 409A, unless the distribution is due to death or payable on a Specified Payment Date prior to such Participant’s separation from service, within the meaning of Section 409A, distribution of his or her Restricted Share Units shall be made within 30 days following the date which is six (6) calendar months after such Participant’s separation from service, within the meaning of Section 409A.

(c)
If a Participant's Payment Date shall occur by reason of his or her death or if he or she shall die after his or her Payment Date but prior to receipt of all distributions provided for in this Section, all Restricted Share Units shall be distributed in the following order: to such Participant's beneficiary selected by the Participant on a form provided by the Administrator; if there is no such beneficiary designation effective at the Participant’s death, to the Participant’s surviving spouse; and if there is no such beneficiary designation effective or surviving spouse at the Participant’s death, to the Participant’s estate or personal representative, as soon as administratively feasible following such Participant's death, but in no event later than 90 days following the Participant’s death, provided the recipient shall not have a right to designate the taxable year of the payment.

ARTICLE VIII. TERMINATION OF THE PLAN

The Board may terminate the Plan at any time.  Upon termination of the Plan, distributions in respect of credits to Participants' Restricted Share Units Accounts as of the date of termination shall be made in the manner and at the time prescribed in the Plan, except as otherwise permitted under Section 409A.
ARTICLE IX. AMENDMENT OF THE PLAN
    The Board may, without the consent of Participants or their beneficiaries, amend the Plan at any time and from time to time; provided, however, that no amendment may deprive a Participant of the amounts allocated to his or her Restricted Share Units Account as of the date of such amendment without such Participant’s consent.
ARTICLE X. GENERAL PROVISIONS
    Section 10.01   Funding.  Benefits payable under the Plan to any person shall be paid directly by the Company.  The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan.  While the Company may cause investments in shares of Company Common Stock to be made through open market purchases in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment and all obligations of the Company under the Plan shall remain subject to the claims of its general creditors.  The amounts payable to any Directors under the Plan shall not be affected by any such investment.  Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings.  Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.
Section 10.02   Retention Rights.  Establishment of the Plan shall not be construed to give a Director the right to be retained on the Board or to any benefits not specifically provided by the Plan.
Section 10.03   Authorized Payments.  If the Committee receives evidence satisfactory to it that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Committee may direct that such payment be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.
Section 10.04   Section 409A.  Although the Company makes no guarantee with respect to the tax treatment of payments and benefits hereunder, the Plan is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Accordingly, and notwithstanding Article IX, the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of an excise tax under Section 409A on any payments to be made hereunder.  In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A, other than for withholding or other obligations applicable to employers, if any, under Section 409A.
Section 10.05   Gender; Words. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.
Section 10.06   Assignment of Benefits. Benefits provided under the Plan may not be assigned or alienated, either voluntarily or involuntarily, other than by will or the applicable laws of descent and distribution.
Section 10.07   Conflicts of Laws. The laws of the State of Delaware shall control the interpretation and performance of the terms of the Plan.  The Plan is not intended to qualify under Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974, as amended.
Section 10.08   2002 Plan. Awards under the Plan shall be subject to the provisions of the 2002 Plan, which are incorporated herein by reference.

ARTICLE XI.   EFFECTIVE DATE
    This Plan shall be effective as of May 28, 2009, and shall continue in force during subsequent years unless amended or revoked by action of the Board.

IN WITNESS WHEREOF, this Plan has been duly executed by the Company as of the date set forth below.

                  WENDY’S/ARBY’S GROUP, INC.

                  By: /s/NILS H. OKESON
                  Name:  Nils H. Okeson
                  Title: SVP, General Counsel & Secretary

Dated: May 28, 2009